Exhibit 99.1
n e w s   r e l e a s e
QLT SETTLES MEEI LAWSUIT WITH RESPECT TO THE ‘303 PATENT

For Immediate Release	March 5, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that the parties have settled the litigation brought in 2001 by Massachusetts Eye and Ear Infirmary (“MEEI”) against QLT and Novartis Ophthalmics, Inc., case No. 01-10747, in the United States District Court for the District of Massachusetts (the “District Court”). Under the terms of the settlement agreement, MEEI will dismiss with prejudice its claims for infringement of U.S. Patent No. 6,225,303 (the “ ‘303 Patent”) against QLT and Novartis Ophthalmics, Inc. and QLT and Novartis will dismiss their counterclaims against MEEI and named MEEI researchers. QLT, MEEI and Massachusetts General Hospital (“MGH”) have agreed to resolve by arbitration counterclaims raised by QLT and MGH that researchers from QLT and MGH should have been named as inventors on the ‘303 Patent. The outcome of the arbitration will have no effect on the settlement.
The settlement of the ‘303 Patent lawsuit does not resolve the separate ‘349 patent lawsuit brought in 2000 by MEEI against QLT in the District Court, No. 00-10783. The parties have filed post-trial motions in connection with the ‘349 patent lawsuit. The timing of a final decision in the ‘349 patent lawsuit is uncertain.
About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Tamara Hicks / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking” statements and information of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and applicable Canadian Securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements and information are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements and information to differ materially from any future results expressed or implied by such statements and information include, but are not limited to, the ultimate outcome of the ‘349 patent litigation against QLT is uncertain, final judgment has not been entered by the trial judge and other factors as described in detail in QLT Inc.’s Annual Information Form on Form 10-K and recent and forthcoming quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian Securities Regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.